As filed with the Securities and Exchange Commission on July 7, 2016

Registration No. 333-211954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LINE Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

LINE Corporation

(Translation of Registrant’s name into English)

Japan	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shibuya Hikarie, 27th Floor

21-1 Shibuya 2-chome

Shibuya-ku, Tokyo 150-8510, Japan

+81-3-6233-5025

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

LINE Euro-Americas Corporation

5750 Wilshire Boulevard #640

Los Angeles, CA 90036

+1-323-591-0380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jinduk Han, Esq. Cleary Gottlieb Steen & Hamilton LLP 19F Ferrum Tower 19 Eulji-ro 5-gil Jung-gu, Seoul 04539, Korea +82-2-6353-8020	Craig B. Brod, Esq. Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 +1-212-225-2000	Alan Cannon, Esq. David Sneider, Esq. Simpson Thacher & Bartlett LLP Ark Hills Sengokuyama Mori Tower, 41st Floor 9-10, Roppongi 1-chome Minato-ku, Tokyo 106-0032 Japan +81-3-5562-6200	Youngjin Sohn, Esq. Simpson Thacher & Bartlett LLP 25th Floor, West Tower Mirae Asset Center 1 Building 26 Eulji-ro 5-gil Jung-gu, Seoul 04539, Korea +82-2-6030-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common stock, no par value	25,300,000	$32.50	US$822,250,000	US$82,801

(1)	Includes (i) shares of our common stock that a certain representative of the underwriters has the option to purchase to cover over-allotments as well as shares a certain representative of the underwriters may borrow from NAVER Corporation to facilitate settlement during the over-allotment period, if any, and (ii) all shares of our common stock initially offered or sold outside the United States that are thereafter sold or resold in the United States. Offers or sales of our shares or American depositary shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this registration statement.
(2)	American depositary shares issuable upon deposit of shares of our common stock registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share will represent all or a specified portion of a share of our common stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;
(2)	If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;
(3)	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and
(4)	If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we have entered into an agreement with each of our outside directors and corporate auditors providing that such director’s or corporate auditor’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance (which shall be not less than ¥10 million) or the amount prescribed by applicable laws and regulations, provided that such director or corporate auditor has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors or corporate auditors from liability for damages to us, provided that such director or corporate auditor has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

We maintain, at our expense, a directors’ and officers’ liability insurance policy. The policy insures directors and officers against certain liabilities that they may, in such capacities, incur.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities (including options to acquire shares of our common stock). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On December 16, 2013, we issued options to acquire an aggregate of 3,430,500 shares of our common stock, at an exercise price of ¥344 per share, to certain of our directors and employees and those of our subsidiaries. On February 7, 2014, we issued options to acquire an aggregate of 1,825,000 shares of our common stock, at an exercise price of ¥1,320 per share, to certain of our employees as well as directors and employees of our subsidiaries. On August 8, 2014, we issued options to acquire an aggregate of 752,500 shares of our common stock, at an exercise price of ¥1,320 per share, to certain of our employees and directors and employees of our subsidiaries. On October 31, 2014, we issued options to acquire an aggregate of 348,500 shares of our common stock, at an exercise price of ¥1,320 per share, to certain of our employees and directors and employees of our subsidiaries. On February 4, 2015, we issued options to acquire an aggregate of 5,773,500 shares of our common stock, at an exercise price of ¥1,320 per share, to certain of our directors and employees as well as directors, corporate auditors and employees of our subsidiaries. On August 30, 2013, we issued to Sumitomo Mitsui Banking Corporation, as initial purchaser, unsecured floating rate notes with an aggregate principal amount of ¥1,500 million including the aggregate purchase discounts and commission of ¥3.75 million. We believe that the issuances of these securities were exempt from registration under the Securities Act because they were made pursuant to exemptions from registration provided by Section 4(2) of the Securities Act or Rule 701 or Regulation S promulgated thereunder.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Number	Description

1.1	Form of Underwriting Agreement

3.1#	Articles of Incorporation of the Registrant (English translation)

3.2#	Share Handling Regulations of the Registrant (English translation)

3.3#	Regulations of the Board of Directors of the Registrant (English translation)

3.4#	Regulations of the Board of Corporate Auditors of the Registrant (English translation)

4.1#	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (including Form of American Depositary Receipt)

5.1#	Opinion of Nishimura & Asahi

8.1#	Opinion of Nishimura & Asahi regarding certain Japanese tax matters (included in Exhibit 5.1)

10.1#	Form of Employee Agreement between the Registrant and its non-director executive officers (English translation)

10.2#	Form of Employee Stock Option Agreement (English translation)

10.3	Reserved

10.4#†	Information Technology Service Agreement, dated April 1, 2013, between the Registrant and NAVER Business Platform Corporation and an amendment dated June 30, 2015 (English translation)

10.5#	Business Sale Agreement, dated December 18, 2014, between the Registrant and Microsoft Mobile Oy

10.6#	Service Partnership Agreement, dated January 1, 2014, between LINE Plus Corporation and NAVER Corporation and an amendment dated December 31, 2014 (English translation)

16.1#	Letter from Deloitte Touche Tohmatsu LLC, dated July 5, 2016

21.1#	List of Subsidiaries of the Registrant

23.1#	Consent of Nishimura & Asahi (included in Exhibit 5.1)

23.2#	Consent of PricewaterhouseCoopers Aarata LLC

23.3#	Consent of Deloitte Touche Tohmatsu LLC

24.1	Power of Attorney (previously included on signature page to the Registration Statement filed June 10, 2016)

#	Previously filed.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been separately filed with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

Schedules have been omitted because the information to be set forth therein is not applicable or is shown in the Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS

(a)        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)         The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on July 7, 2016.

LINE Corporation

By:	/s/ Takeshi Idezawa
	Name:	Takeshi Idezawa
	Title:	Representative Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hae Jin Lee Name: Hae Jin Lee	Chairman	July 7, 2016

/s/ Takeshi Idezawa Name: Takeshi Idezawa	Representative Director, President and Chief Executive Officer (principal executive officer)	July 7, 2016

/s/ Joongho Shin Name: Joongho Shin	Director	July 7, 2016

/s/ Jun Masuda Name: Jun Masuda	Director	July 7, 2016

/s/ In Joon Hwang Name: In Joon Hwang	Director and Chief Financial Officer (principal financial officer)	July 7, 2016

/s/ Tadashi Kunihiro Name: Tadashi Kunihiro	Outside Director	July 7, 2016

/s/ Koji Kotaka Name: Koji Kotaka	Outside Director	July 7, 2016

/s/ Rehito Hatoyama Name: Rehito Hatoyama	Outside Director	July 7, 2016

/s/ Kokan Ki Name: Kokan Ki	Head of Finance and Accounting (principal accounting officer)	July 7, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LINE Corporation has signed this registration statement or amendment thereto in the city of Los Angeles, State of California, on July 7, 2016.

LINE Euro-Americas Corporation

By:	/s/ Youngsu Ko
Name: Youngsu Ko
Title: Chief Executive Officer